As filed with the Securities and Exchange Commission on December 3, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Phoenix Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-0493340
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One American Row

Hartford, Connecticut 06102-5056
(860) 403-5000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Please address a copy of all communications to:

Tracy L. Rich, Esq.
Executive Vice President and General Counsel
The Phoenix Companies, Inc.
One American Row
Hartford, Connecticut 06102-5056
(860) 403-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	Alan H. Paley, Esq. Debevoise & Plimpton 919 Third Avenue New York, New York 10022 (212) 909-6000

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of Securities	Aggregate Offering	Amount of
To Be Registered	Price(1)	Registration Fee(2)

Common Stock, par value $.01 per share(3)
Debt Securities(4)
Preferred Stock, par value $.01 per share(5)
Depositary Shares(6)
Warrants(7)
Stock Purchase Contracts(8)
Stock Purchase Units(9)
Total	$750,000,000(10)(11)	$69,000

		(continued on next page)

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement and Post-Effective Amendment shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(continued from previous page)

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 and exclusive of accrued interest and dividends, if any.

(2)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933.

(3)	Includes Series A Junior Participating Preferred Stock Purchase Rights. Prior to the occurrence of certain events, such Rights will not be exercisable or evidenced separately from the Common Stock. Subject to note (10) below, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold from time to time, including sales upon the exercise of Warrants or delivery upon settlement of Stock Purchase Contracts. Also includes such indeterminate number of shares of Common Stock as may be issued upon conversion of or exchange for any securities being registered hereunder that provide for conversion or exchange into Common Stock.

(4)	Subject to note (10) below, there is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time, including sales upon the exercise of Warrants or delivery upon settlement of Stock Purchase Contracts. Also includes such indeterminate principal amount of Debt Securities as may be issued upon conversion of or exchange for any securities being registered hereunder that provide for conversion or exchange into Debt Securities.

(5)	Subject to note (10) below, there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold from time to time, including sales upon the exercise of Warrants or delivery upon settlement of Stock Purchase Contracts. Also includes such indeterminate number of shares of Preferred Stock as may be issued upon conversion of or exchange for any securities being registered hereunder that provide for conversion or exchange into Preferred Stock.

(6)	Subject to note (10) below, there is being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event The Phoenix Companies, Inc. elects to offer to the public fractional interests in Debt Securities or shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and Debt Securities or shares of Preferred Stock, as the case may be, will be issued to the Depositary under the Deposit Agreement. No separate consideration will be received for the Depositary Shares.

(7)	Subject to note (10) below, there is being registered hereunder an indeterminate amount and number of Warrants as may be sold from time to time, representing rights to purchase Debt Securities, Preferred Stock or Common Stock. Warrants may be sold separately or with Debt Securities, Preferred Stock or Common Stock.

(8)	Subject to note (10) below, there is being registered hereunder an indeterminate amount and number of Stock Purchase Contracts as may be sold from time to time, representing rights to purchase Preferred Stock or Common Stock.

(9)	Subject to note (10) below, there is being registered hereunder an indeterminate amount and number of Stock Purchase Units as may be sold from time to time, representing ownership of Stock Purchase Contracts and Debt Securities, Preferred Securities or debt obligations of third parties, including U.S. Treasury securities.

(10)	The prospectus included herein relates to $750,000,000 of securities. Such amount represents the principal amount of any Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at an original issue discount, the liquidation preference of any Preferred Stock, the amount computed pursuant to Rule 457(c) for any Common Stock, the issue price of any Warrants and the exercise price of any offered Securities issuable upon the exercise of Warrants. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(11)	No separate consideration will be received for the Debt Securities, Preferred Stock, Common Stock or the Depositary Shares issuable upon conversion of or in exchange for any securities registered hereunder that provide for conversion or exchange into such securities.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Dated December 3, 2002

The Phoenix Companies, Inc.

DEBT SECURITIES

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

By this prospectus, we may offer from time to time up to $750,000,000 of any combination of the securities described in this prospectus.

We will provide specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also change or update information contained in this prospectus.

We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement.

Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

Neither the Securities and Exchange Commission, nor any state securities commission nor the New York Superintendent of Insurance has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2002

ABOUT THIS PROSPECTUS
THE PHOENIX COMPANIES, INC.
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK OF THE PHOENIX COMPANIES, INC.
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
SIGNATURES
EXHIBIT INDEX
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
CONSENT OF PRICEWATERHOUSECOOPERS LLP
POWERS OF ATTORNEY

i

ABOUT THIS PROSPECTUS

General

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this process, we may sell the securities described in this prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Incorporation by Reference.”

      You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

      No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by The Phoenix Companies, Inc., or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of The Phoenix Companies, Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Forward-Looking Statements

      This prospectus, any prospectus supplement and the documents and information incorporated by reference in them may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These include statements relating to trends in, or representing management’s beliefs about, our future strategies, operations and financial results, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “should” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. They are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others:

•	changes in general economic conditions, including changes in interest and currency exchange rates and the performance of financial markets;

•	heightened competition including with respect to pricing, entry of new competitors and the development of new products and services by new and existing competitors;

•	our primary reliance, as a holding company, on dividends from our subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends;

•	regulatory, accounting or tax changes that may affect the cost of, or demand for, the products or services of our subsidiaries;

•	downgrades in the claims paying ability or financial strength ratings of our subsidiaries or our credit ratings;

ii

•	discrepancies between actual claims experience and assumptions used in setting prices for the products of insurance subsidiaries and establishing the liabilities of such subsidiaries for future policy benefits and claims relating to such products;

•	movements in the equity markets that affect

•	our investment results, including those from venture capital,

•	the fees we earn from assets under management and

•	the demand for our variable products;

•	our success in achieving planned expense reductions; and

•	other risks and uncertainties described under “Risk Factors” in each prospectus supplement and in any of our periodic filings with the SEC.

      We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

THE PHOENIX COMPANIES, INC.

General

      We are a leading provider of wealth management products and services offered through a variety of select advisors and financial services firms to serve the accumulation, preservation and transfer needs of the affluent and high-net-worth market, businesses and institutions. We refer to our products and services together as our wealth management solutions. We offer a broad range of life insurance, annuity and investment management solutions through a variety of distributors. These distributors include affiliated and non-affiliated advisors and financial services firms who make our solutions available to their clients.

      We were incorporated in Delaware in March 2000. On June 25, 2001, Phoenix Home Life Mutual Insurance Company converted from a mutual life insurance company to a stock life insurance company, became our wholly-owned subsidiary and changed its name to Phoenix Life Insurance Company, or Phoenix Life. At the same time, Phoenix Investment Partners, Ltd., or PXP, became our indirect wholly-owned subsidiary. At September 30, 2002, our total assets were $24.6 billion and our total stockholders’ equity was $2.0 billion. More extensive information about us and our business is included in our Annual Report on Form 10-K for the year ended December 31, 2001. See “Incorporation by Reference.”

Relationship to Subsidiaries

      As a holding company that is separate and distinct from our subsidiaries, we have no significant business operations of our own. We rely on dividends from our subsidiary Phoenix Life, which is domiciled in New York, as the principal source of cash flow to meet our obligations. These obligations include payments on our debt securities and the payment of dividends on our capital stock. The New York Insurance Law limits the payment of dividends by New York-domiciled insurers. Under this law, the ability of Phoenix Life to pay stockholder dividends to us in any calendar year in excess of the lesser of:

•	10% of Phoenix Life’s surplus to policyholders as of the immediately preceding calendar year, and

•	Phoenix Life’s statutory net gain from operations for the immediately preceding calendar year, not including realized capital gains.

Any amount in excess of this is subject to the discretion of the New York Superintendent of Insurance.

      The dividend limitation imposed by the New York Insurance Law is based on the statutory financial results of Phoenix Life. Statutory accounting practices differ in certain respects from accounting principles used in financial statements prepared in conformity with U.S. generally accepted accounting principles. The significant differences relate to deferred acquisition costs, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes. We do not expect to receive significant dividend income from PXP for several years, because we expect that during this time PXP will use a substantial portion of its cash flow from operations to pay down its outstanding debt.

      Our rights to participate in any distribution of assets of any of our subsidiaries (for example, upon their liquidation or reorganization), and the ability of holders of the securities to benefit indirectly from a distribution, are subject to the prior claims of creditors of the applicable subsidiary, except to the extent that we may be a creditor of that subsidiary. Claims on these subsidiaries by persons other than us included, as of September 30, 2002, policy liabilities and policyholder deposit funds of $15.9 billion, separate account and investment trust liabilities of $5.5 billion, and other liabilities, including claims of holders of debt obligations, of $0.8 billion.

      Our principal executive offices are located at One American Row, Hartford, Connecticut 06102-5056, and our telephone number is (860) 403-5000.

USE OF PROCEEDS

      Unless we state otherwise in a prospectus supplement, we intend to use the proceeds from the sale of the securities offered by this prospectus for general corporate purposes. We will include a more detailed description of the use of proceeds of any specific offering of securities in the prospectus supplement relating to that offering.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows our ratio of consolidated earnings to fixed charges for the periods indicated:

						For the
						Nine Months
						Ended
	For the Year Ended December 31,					September 30,

	1997	1998	1999	2000	2001	2001	2002

Ratio of earnings to fixed charges(1)	6.3	5.3	6.9	4.2	—	—	—
Ratio of earnings to fixed charges including interest credited on policyholder contract balances(2)	2.7	2.0	2.5	1.8	0.3	0.1	0.5

(1)	Due to our losses for 2001 and 2002, the ratio coverages for those periods were less than 1:1. We would need additional earnings of $122.3 million for the year ended December 31, 2001 to achieve a coverage ratio of 1:1. For the nine months ended September 30, 2001 and 2002, we would need $107.5 million and $71.0 million, respectively, in additional earnings to achieve 1:1 coverage ratios.

(2)	Due to our losses for 2001, the ratio coverages, including interest credited on policyholder contract balances, for those periods were less than 1:1. We would need additional earnings of $122.3 million for the year ended December 31, 2001 to achieve a coverage ratio of 1:1. For the nine months ended September 30, 2001 and 2002, we would need $107.5 million and $71.0 million, respectively, in additional earnings to achieve 1:1 coverage ratios.

DESCRIPTION OF DEBT SECURITIES

General

      We may offer unsecured senior debt securities or subordinated debt securities. We refer to the senior debt securities and the subordinated debt securities together in this prospectus as the debt securities. The senior debt securities will rank equally with all of our other unsecured, unsubordinated obligations. The subordinated debt securities will be subordinate and junior in right of payment to all of our senior debt.

      We will issue the senior debt securities in one or more series under an indenture, which we refer to as the senior indenture, to be entered into between us and SunTrust Bank, as trustee. We will issue the subordinated debt securities in one or more series under an indenture, which we refer to as the subordinated indenture, to be entered into between us and SunTrust Bank as trustee. We refer to the senior indenture and the subordinated indenture together as the indentures.

      The following description of the terms of the indentures is a summary. It summarizes only those portions of the indentures that we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures that are also important to you. You should read the indentures for a full description of the terms of the debt. The senior indenture and the subordinated indenture are filed as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of the senior indenture and the subordinated indenture.

Ranking

      Our debt securities will be unsecured obligations. Our senior debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated obligations. Since we are a non-operating holding company, most of our operating assets are owned by our subsidiaries. We rely primarily on dividends from these subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the debt securities. The payment of dividends by our insurance subsidiaries, including Phoenix Life, is limited under the insurance holding company laws in the jurisdictions where those subsidiaries are domiciled. See “The Phoenix Companies, Inc.”

      Unless we state otherwise in the applicable prospectus supplement, the indentures would not limit us from incurring or issuing other secured or unsecured debt under either of the indentures or any other indenture that we may have entered into or enter into in the future. See “—Subordination under the Subordinated Indenture” and the prospectus supplement relating to any offering of subordinated debt securities.

Terms of the Debt Securities

      We may issue the debt securities in one or more series through an indenture that supplements the senior indenture or the subordinated indenture or through a resolution of our board of directors or an authorized committee of our board of directors.

      You should refer to the applicable prospectus supplement for the specific terms of the debt securities. These terms may include the following:

•	title of the debt securities;

•	any limit upon the aggregate principal amount of the series;

•	maturity date(s) or the method of determining the maturity date(s);

•	interest rate(s) or the method of determining the interest rates(s);

•	dates on which interest will be payable and circumstances, if any, in which interest may be deferred;

•	dates from which interest will accrue and the method of determining those dates;

•	place or places where we may pay principal, premium, if any, and interest and where you may present the debt securities for registration of transfer or exchange;

•	place or places where notices and demands relating to the debt securities and the indentures may be made;

•	redemption or early payment provisions;

•	sinking fund or similar provisions;

•	authorized denominations if other than denominations of $1,000;

•	currency, currencies or currency units, if other than U.S. dollars, in which the principal of, premium, if any, and interest on the debt securities is payable, or in which the debt securities are denominated;

•	any additions, modifications or deletions in the events of default or covenants of The Phoenix Companies, Inc. specified in the indenture relating to the debt securities;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any additions or changes to the indentures necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities or the method of determining these amounts;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities;

•	whether a temporary global security will be issued and the terms upon which temporary debt securities may be exchanged for definitive debt securities;

•	identity of the depositary for global securities;

•	appointment of any paying agent(s);

•	the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash;

•	in the case of the subordinated indenture, any provisions regarding subordination; and

•	additional terms not inconsistent with the provisions of the indentures.

      (Section 301 of each indenture)

      Debt securities may also be issued under the indentures upon the exercise of warrants or delivery upon settlement of Stock Purchase Contracts. See “Description of Warrants.”

Special Payment Terms of the Debt Securities

      We may issue one or more series of debt securities at a substantial discount below their stated principal amount. These may bear no interest or interest at a rate which at the time of issuance is below market rates. We will describe U.S. federal tax consequences and special considerations relating to any series in the applicable prospectus supplement.

      The purchase price of any of the debt securities may be payable in one or more foreign currencies or currency units. The debt securities may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on any debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, U.S. federal income tax considera-

tions, specific terms and other information relating to the debt securities and any foreign currencies or foreign currency units in the applicable prospectus supplement.

      If we use any index to determine the amount of payments of principal of, premium, if any, or interest on any series of debt securities, we will also describe in the applicable prospectus supplement the special U.S. federal income tax, accounting and other considerations applicable to the debt securities.

Denominations, Registration and Transfer

      Unless we state otherwise in the applicable prospectus supplement, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 and integral multiples of $1,000. (Section 302 of each indenture)

      Except as we may describe in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same issue and series, in any authorized denominations, of a like aggregate principal amount and bearing the same interest rate. You may present debt securities for exchange as described above, or for registration of transfer, at the office of the security registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you will be required to pay any taxes and other governmental charges as described in the indentures. We will appoint the trustees as security registrars under the indentures. We may at any time rescind the designation of any transfer agent that we initially designate or approve a change in the location through which the transfer agent acts. We will specify the transfer agent in the applicable prospectus supplement. (Section 305 of each indenture)

Redemption

      Unless we state otherwise in the applicable prospectus supplement, debt securities will not be subject to any sinking fund.

      Unless we state otherwise in the applicable prospectus supplement, we may, at our option and at any time, redeem any series of debt securities, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest up to but not including the redemption date. (Section 1101 of each indenture) We may redeem debt securities in part only in the amount of $1,000 or integral multiples of $1,000. (Section 1102 of each indenture)

      We will mail notice of any redemption of your debt securities at least 30 days but not more than 60 days before the redemption date to you at your registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption. (Section 1105 of each indenture)

Limitation Upon Liens

      Because we are a holding company, our assets consist primarily of the securities of our subsidiaries. The negative pledge provisions of the indentures limit our ability to pledge some of these securities. The indentures provide that, except for liens specifically permitted by the indentures, we will not, and will not permit any subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money (including any guarantee of indebtedness for borrowed money) that is secured by a pledge, lien or other encumbrance on:

•	the voting securities of Phoenix Life or PXP, or any subsidiary succeeding to any substantial part of the business now conducted by either of those corporations, which we refer to collectively as the “principal subsidiaries,” or

•	the voting securities of a subsidiary that owns, directly or indirectly, the voting securities of any of the principal subsidiaries,

without making effective provision so that the debt securities issued and outstanding under the indentures will be secured equally and ratably with indebtedness so secured so long as such other indebtedness shall be so secured. (Section 1008 of each indenture)

      Under the indentures, “subsidiary” means any corporation, partnership or other entity of which, at the time of determination, we or one or more other subsidiaries own directly or indirectly more than 50% of the outstanding voting stock or equivalent interest, and “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. (Section 101 of each indenture)

Consolidation, Merger and Sale of Assets

      The indentures provide that we may not consolidate with, or merge with or into, or convey, transfer or lease our assets substantially as an entirety to any other corporation or other entity unless:

•	we will be the surviving company in any merger or consolidation; or

•	the successor entity is an entity organized under the laws of the United States of America, any State of the United States of America or the District of Columbia that expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium and interest on the debt securities and all of our covenants under the indenture; and

•	immediately after the merger, consolidation, conveyance, transfer or lease we, or the successor entity, will not be in default in the performance of the covenants and conditions of the indenture applicable to us; and

•	other conditions specified in the indenture are met.

      This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly-owned subsidiaries to us or to our other wholly-owned subsidiaries. Nor would this covenant apply to any recapitalization transaction, a change of control of The Phoenix Companies, Inc. or a highly leveraged transaction unless such transaction or change of control were structured to include a merger or consolidation by us or the conveyance, transfer or lease of our assets substantially as an entirety. (Sections 801 of each indenture)

Events of Default

      Under the terms of each indenture, each of the following constitutes an event of default for a series of debt securities:

•	default in the payment of any interest payable on the debt securities when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on the debt securities when due, either at maturity, upon redemption or otherwise;

•	default in the performance, or breach, of any of the other covenants or agreements we made that is contained in the indenture that continues for 60 days after written notice has been provided in accordance with the procedures in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default described in the applicable supplemental indenture under which the series of debt securities is issued. (Section 501 of each indenture)

      In the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding debt securities will become due and payable immediately, without further action or notice on the part of the holders of the debt securities or the trustee. If any other event of default under the indenture with respect to the outstanding debt securities occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities may declare the principal amount of all of the debt securities to be due and payable immediately by written notice thereof to us, and to the trustee if given by the holders. However, at any time after a declaration of acceleration with respect to the debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities may rescind and annul such declaration and its consequences if we pay or deposit with the trustee all required payments of the principal of and interest on the debt securities, plus certain fees, expenses, disbursements and advances of the trustee and all events of default, other than the nonpayment of accelerated principal (or a specified portion of the principal) and interest, with respect to the debt securities have been cured or waived as provided in the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities may waive any past default and its consequences, except a default in the payment of principal of or premium, if any, or interest on the debt securities or in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each affected debt security. (Sections 502 and 513 of each indenture)

      The trustee is required to give notice to the holders of the debt securities within 90 days of a default under the indenture unless such default shall have been cured or waived; provided, however, that the trustee may withhold notice to the holders of the debt securities of any default with respect to the debt securities (except a default in the payment of the principal of or interest on the debt securities) if specified officers of the trustee consider that withholding notice is in the interest of the holders of the debt securities. (Section 602 of each indenture)

      Each indenture provides that no holder of debt securities may institute any proceeding, judicial or otherwise, with respect to the indenture or for any remedy under the indenture, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in aggregate principal amount of the outstanding debt securities, as well as an offer of indemnity reasonably satisfactory to the trustee. This provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, premium, if any, and interest payable with respect to the debt securities at their respective due dates. (Sections 507 and 508 of each indenture)

      Subject to provisions in each indenture relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under the indenture (other than the payment of any amounts on the debt securities furnished to it pursuant to the indenture) at the request or direction of any holders of debt securities unless the trustee is offered reasonable security or indemnity by the holders of the debt securities making the request. Assuming this indemnification provision is met, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. (Sections 512 and 603 of each indenture)

      Within 120 days after the end of each fiscal year, we must deliver to the trustee under each indenture a certificate, signed by two of several specified officers, stating whether or not, to the best knowledge of the signers thereof, we are in default of any of the conditions and covenants under the indenture and, in the event of any default, specifying the nature and status of the default. (Section 1004 of each indenture)

Modification of the Indentures

      We and the trustee under each indenture may, without the consent of the holders of debt securities, amend, waive or supplement the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies. However, no action may materially adversely affect the interests of holders of any series of debt securities. We may also amend each indenture to maintain the qualification of the indenture under the Trust Indenture Act. (Section 901 of each indenture)

      We and the trustee under each indenture may modify and amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the series of debt securities affected.

However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of the principal of, or any installment of interest payable on, any outstanding debt security;

•	reduce the principal amount of, or the rate of interest on any outstanding debt securities or the premium, if any, payable upon the redemption thereof, or the amount of principal of an original issue discount security, that would be due and payable upon redemption of such security or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any outstanding debt security;

•	change the place of payment or the currency in which the principal of or the interest on any outstanding debt security is payable;

•	impair your right to institute suit for the enforcement of any payment on or with respect to any outstanding debt security on or after its stated maturity date or redemption date;

•	reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or certain defaults and consequences of the defaults or to reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the debt securities affected; or

•	modify the subordination of the subordinated debt securities in a manner adverse to the holders.

      (Section 902 of each indenture)

      The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive compliance or past defaults by us under certain covenants of the indenture which relate to that series. However, a default in the payment of the principal of, premium, if any, or interest on, any debt security of that series or relating to a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected cannot be so waived. (Section 513 of each indenture)

      In addition, we and the debenture trustee may execute, without your consent, any supplemental indenture for the purpose of creating any new series of debt securities.

Satisfaction and Discharge

      Each indenture provides that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name and at our expense,

and we deposit or cause to be deposited with the trustee, in trust, an amount in the currency or currencies in which the debt securities are payable sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture. However, we will continue to be obligated to pay all other sums due under the indenture and to provide the officers’ certificates and opinions of counsel described in the indenture. (Section 401 of each indenture)

Defeasance and Covenant Defeasance

      Unless we state otherwise in the applicable prospectus supplement, each indenture provides that we may discharge all of our obligations, other than as to transfers and exchanges, under the debt securities at any time, and that we may also be released from our obligations described above under “Limitation Upon Liens” and “Consolidation, Merger and Sale of Assets” and from certain other obligations including obligations imposed by supplemental indenture, if any, and elect not to comply with those Sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”

      Defeasance or covenant defeasance may be effected only if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, all outstanding debt securities;

•	we deliver to the trustee an opinion of counsel to the effect that:

—	the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

—	the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the debt securities;

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law; and

•	no event of default under the indenture has occurred and is continuing.

      (Article XII of the senior indenture and Article XIII of the subordinated indenture)

      The subordinated indenture will not be discharged as described above if we have defaulted in the payment of principal of, premium, if any, or interest on any senior debt, as defined below under “Subordination under the Subordinated Indenture,” and that default is continuing or another event of default on the senior debt then exists and has resulted in the senior debt becoming or being declared due and payable prior to the date it otherwise would have become due and payable.

Global Debt Securities

      We may issue all or any part of a series of debt securities in the form of one or more global debt securities. We will appoint the depositary holding the global debt securities. Unless we otherwise indicate in the applicable prospectus supplement, the depositary will be the Depository Trust Company, or DTC. We will issue global debt securities in registered form and in either temporary or definitive form. Unless it is exchanged for definitive debt securities, a global debt security may not be transferred except:

•	by the depositary to its nominee;

•	by a nominee of the depositary to the depositary or another nominee; or

•	by the depositary or any nominee to a successor of the depositary, or a nominee of the successor. (Section 305 of each indenture)

      We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.

Beneficial Interests in a Global Debt Security

      If we issue a global debt security, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the debt securities represented by the global debt security to the accounts of persons that have accounts with it. We refer to those persons as participants. The accounts will be designated by the dealers, underwriters or agents for the debt securities, or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global debt security will be limited to participants or persons who may hold interests through participants. Ownership and transfers of beneficial interests in the global debt security will be shown on, and transactions can be effected only through, records maintained by the applicable depositary or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states may require that you take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global debt security.

      So long as the depositary or its nominee is the registered owner of a global debt security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, you

•	will not be entitled to have any of the debt securities represented by the global debt security registered in your name;

•	will not receive or be entitled to receive physical delivery of any debt securities in definitive form; and

•	will not be considered the owner or holder of the debt securities under the indenture.

Payments of Principal, Premium and Interest

      We will make principal, premium, if any, and interest payments on global debt securities to the depositary that is the registered holder of the global debt security or its nominee. The depositary for the global debt securities will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global debt security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

      We expect that the depositary or its nominee, upon receipt of any principal, premium or interest payment, immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global debt security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.

Issuance of Definitive Debt Securities

      Unless we state otherwise in the applicable prospectus supplement, if a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue definitive debt securities in exchange for the global debt security. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities represented by one or more global debt securities. If that occurs, we will issue definitive debt securities in exchange for the global debt security.

      Further, we may specify that you may, on terms acceptable to us, the trustee and the depositary, receive definitive debt securities in exchange for your beneficial interest in a global debt security, subject to any limitations described in the prospectus supplement relating to the debt securities. In that instance, you will be entitled to physical delivery of definitive debt securities equal in principal amount to that beneficial interest and to have the debt securities registered in your name. Unless we otherwise specify, we will issue those definitive debt securities in denominations of $1,000 and integral multiples of $1,000. (Section 305 of each indenture)

Payment and Paying Agents

      Unless we state otherwise in an applicable prospectus supplement, we will pay principal of, premium, if any, and interest on your debt securities at the office of the trustee for your debt securities in the City of New York or at the office of any paying agent that we may designate. We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the debt securities. (Section 1002 of each indenture)

      Unless we state otherwise in the applicable prospectus supplement, we will pay any interest on debt securities to the registered owner of the debt security at the close of business on the regular record date for the interest, except in the case of defaulted interest. (Section 307 of each indenture)

      Any moneys deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any debt security that remain unclaimed for two years after the principal, premium or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor. (Section 1003 of each indenture)

Conversion or Exchange

      Each indenture permits us to issue debt securities that we may convert or exchange into common stock or other securities. We will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option, as specified in the applicable prospectus supplement. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities you would receive would be converted or exchanged.

Subordination under the Subordinated Indenture

      In the subordinated indenture, we have agreed, and holders of subordinated debt will be deemed to have agreed, that any subordinated debt securities are subordinate and junior in right of payment to all senior debt, as defined below, to the extent provided in the subordinated indenture. (Section 1201 of the subordinated indenture)

      Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest on the senior debt before the holders of subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest on the subordinated debt securities. (Section 1202 of the subordinated indenture)

      If the maturity of any subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive any payment of the principal of, premium, if any, or interest on the subordinated debt securities. (Section 1203 of the subordinated indenture)

      We will not make any payments of principal of, premium, if any, or interest on the subordinated debt securities if:

•	a default in any payment on senior debt then exists;

•	an event of default on any senior debt resulting in the acceleration of its maturity then exists; or

•	any judicial proceeding is pending in connection with default.

      (Section 1204 of the subordinated indenture)

      When we use the term “debt” we mean, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

•	every obligation or any obligation guaranteed by that person for money borrowed;

•	every obligation or any obligation guaranteed by that person evidenced by bonds, debentures, notes or other similar instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses but excluding the obligation to pay the deferred purchase price of any such property, assets or businesses if payable in full within 90 days from the date such debt was created;

•	every capital lease obligation of that person;

•	leases of property or assets made as part of any sale and lease-back transaction to which that person is a party; and

•	any amendments, renewals, extensions, modifications and refundings of any such debt.

      When we use the term “senior debt”, we mean the principal of, premium, if any, and interest on debt, whether incurred on, prior to, or after the date of the subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the subordinated debt securities or to other debt which ranks equally with, or junior to, the subordinated debt securities. Interest on this senior debt includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to The Phoenix Companies, Inc., whether or not the claim for post-petition interest is allowed in that proceeding.

      However, senior debt will not include:

•	any debt of The Phoenix Companies, Inc. which when incurred and without regard to any election under Section 1111(b) of the Bankruptcy Code was without recourse to The Phoenix Companies, Inc.;

•	any debt of The Phoenix Companies, Inc. to any of it subsidiaries;

•	any debt to any employee of The Phoenix Companies, Inc. or any of its subsidiaries;

•	any liability for taxes; or

•	any indebtedness or monetary obligations to trade creditors or assumed by The Phoenix Companies, Inc. or any of its subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services.

      We are a non-operating holding company, and most of our assets are owned by our subsidiaries. Accordingly, the debt securities will be effectively subordinated to all our existing and future liabilities, including liabilities under contracts of insurance and annuities written by our insurance subsidiaries. You should rely only on our assets for payments of interest and principal and premium, if any. The payment of dividends by our insurance company subsidiaries, including Phoenix Life, is limited under the insurance holding company laws in the jurisdictions where those subsidiaries are domiciled. See “The Phoenix Companies, Inc.”

      The subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional senior debt.

      The subordinated indenture provides that we may change the subordination provisions relating to any particular issue of subordinated debt securities prior to issuance. We will describe any such change in the applicable prospectus supplement.

Governing Law

      The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York. (Section 112 of each indenture)

Information Concerning the Trustee

      The trustee under each indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. Neither trustee is required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity. (Section 601 of each indenture)

      The trustee under each indenture acts as depositary for funds of, makes loans to, and/or performs other services for, us and our subsidiaries in the normal course of business.

DESCRIPTION OF CAPITAL STOCK OF

THE PHOENIX COMPANIES, INC.

General

      Our amended and restated certificate of incorporation provides that our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $.01 per share, and 250,000,000 shares of preferred stock, par value $.01 per share.

      As of September 30, 2002, we had 94,368,382 million outstanding shares of common stock. Holders of common stock have received a right entitling them, when the right becomes exercisable, to purchase shares of Series A Junior Participating Preferred Stock. See “—Stockholder Rights Plan.”

      No holders of any class of our capital stock are entitled to preemptive rights.

      In general, the classes of authorized capital stock are afforded preferences in relation to dividends and liquidation rights so that our shares of preferred stock have preference over our shares of common stock. Our board of directors is empowered without approval of our stockholders, to cause the preferred stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. The specific matters that may be determined by our board of directors include the dividend rights, voting rights, redemption rights, liquidation preferences, if any, conversion and exchange rights, retirement and sinking fund provisions and other rights, qualifications, limitations and restrictions of any wholly unissued series of preferred stock, the number of shares constituting that series and the terms and conditions of the issue of the shares.

      The following description of our capital stock is a summary. It summarizes only those aspects of our capital stock which we believe will be most important for your decision to invest in our capital stock. You should keep in mind, however, that it is our amended and restated certificate of incorporation and our bylaws, and the Delaware General Business Corporation Law, and not this summary, which define your rights as a securityholder. There may be other provisions in these documents that are also important to you. You should read these documents for a full description of the terms of our capital stock. Our amended and restated certificate of incorporation and our bylaws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Common Stock

      Holders of our common stock are entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available therefor. Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have cumulative voting rights. Holders of our common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities and the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of our common stock are subject to the rights and preferences of the holders of any series of preferred stock that we may issue in the future, as described below. Our common stock is listed on the New York Stock Exchange under the symbol “PNX.”

      The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Preferred Stock

      We will describe the particular terms of any series of preferred stock in the prospectus supplement relating to the offering.

      We will fix or designate the rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of a series of preferred stock through a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into common stock in the prospectus supplement relating to the offering. The conversion or exchange may be mandatory, at your option or at our option. The applicable prospectus supplement will state the manner in which the shares of common stock that you receive as a holder of preferred stock would be converted or exchanged.

      Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the voting rights, designations, powers, preferences and qualifications, limitations and restrictions of the shares constituting any series, without any further vote or action by stockholders. The issuance of preferred stock by our board of directors could adversely affect the rights of holders of common stock.

      On June 19, 2001, our board of directors authorized shares of Series A Junior Participating Preferred Stock for issuance in connection with our stockholder rights plan. See “—Stockholder Rights Plan.”

Provisions of Our Amended and Restated Certificate of Incorporation, Our Bylaws, and of Delaware and New York Law that May Delay or Make More Difficult Unsolicited Acquisition or Changes of Our Control

      A number of provisions of our amended and restated certificate of incorporation and our bylaws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of select provisions of our amended and restated certificate of incorporation, our bylaws and any regulatory provisions that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may be offered a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the New York Insurance Law may also have an anti-takeover effect. The following description of select provisions of our amended and restated certificate of incorporation and our bylaws, and select provisions of the Delaware General Corporation Law and the New York Insurance Law, is necessarily general and reference should be made in each case to our amended and restated certificate of incorporation and our bylaws, which are incorporated by reference in the registration statement of which this prospectus forms a part, and to the provisions of those laws. See “Where You Can Find More Information” for information on where to obtain copies of our amended and restated certificate of incorporation and our bylaws.

Unissued Shares of Capital Stock

      We issued 105.0 million shares of our authorized common stock in our initial public offering and demutualization. The remaining unissued shares of authorized common stock are available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

      Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series without any further vote or action by stockholders. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties who might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

Classified Board of Directors and Removal of Directors

      Pursuant to our amended and restated certificate of incorporation and our bylaws, the directors are divided into three classes, as nearly equal in number as possible, with each class having a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of our board of directors by causing the election of a majority of the board may require more time than would be required without a staggered election structure. Our amended and restated certificate of incorporation and our bylaws also provide that, subject to the rights of the holders of any class of preferred stock, directors may be removed only for cause at a meeting of stockholders by a vote of stockholders owning a majority of the shares then entitled to be voted. This provision may have the effect of slowing or impeding a change in membership of our board of directors that would effect a change of control.

Restriction on Maximum Number of Directors and Filling of Vacancies on Our Board of Directors

      Pursuant to our bylaws and subject to the rights of the holders of any class of preferred stock, the number of directors may be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. Subject to the rights of the holders of any class of preferred stock, stockholders can only remove a director for cause by a vote of shareholders owning a majority of the shares entitled to be voted, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, may be filled by a majority of the directors then in office, although less than a quorum. Any director filling a vacancy will be of the same class as that of the director whose death, resignation, removal or other event caused the vacancy, and any director filling a newly created directorship will be of the class specified by the board of directors when the newly created directorships were created. If the vacancy is not so filled, it will be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings, except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

      Our bylaws provide for advance notice requirements for stockholder proposals and nominations for director. The only business that may be conducted at an annual meeting of shareholders is business that has been brought before the meeting by, or at the direction of, the board of directors, or by a shareholder who has given the secretary of the company timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Only persons who are nominated by, or at the direction of, the board of directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.

      In addition, pursuant to the provisions of both our amended and restated certificate of incorporation and our bylaws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. Moreover, the stockholders do not have the power to call a special meeting. Only the chief executive officer or the board of directors or, under some circumstances, the president or an executive or senior vice president may call a special meeting.

      These provisions make it more difficult procedurally for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for a stockholder vote.

Limitations on Director Liability

      Our amended and restated certificate of incorporation contains a provision that is designed to limit our directors’ liability to the extent permitted by the Delaware General Corporation law and any amendments to that law. Specifically, a director will not be held liable to us or our stockholders for an act or omission in his or her capacity as a director, except for liability resulting from:

•	a breach of the duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	payment of an improper dividend or improper repurchase of our stock under Section 174 of the Delaware General Corporation Law; or

•	actions or omissions pursuant to which the director received an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate one of these specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our amended and restated certificate of incorporation also does not eliminate the directors’ duty of care. The inclusion of the limitation on liability provision in the amended and restated certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

      Our bylaws also provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with us or another entity, including Phoenix Life, that the director or officer serves at our request, subject to certain conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

Supermajority Voting Requirement for Amendment of Certain Provisions of our Amended and Restated Certificate of Incorporation and our Bylaws

      Some of the provisions of our amended and restated certificate of incorporation, including those that authorize the board of directors to create stockholder rights plans, that set forth the duties, election and exculpation from liability of directors and that prohibit stockholders from taking actions by written consent, may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the amended and restated certificate of incorporation. Our bylaws may be amended, altered or repealed by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote in the election of directors. These provisions make it more difficult for any person to remove or amend any provisions that have an anti-takeover effect.

Restrictions on Ownership Under Insurance Laws

      Our amended and restated certificate of incorporation and Section 7312 of the New York Insurance Law provide that, for a period of five years after the distribution of compensation pursuant to a plan of reorganization is completed, no person may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership (defined as the power to vote or dispose of, or to direct the voting disposition of, a security) of 5% or more of any class of our voting securities (which term includes our common stock) without the prior approval of the New York Superintendent of Insurance. Pursuant to Section 7312, voting securities acquired in excess of the 5% threshold without such prior approval will be deemed non-voting.

      In our initial public offering, State Farm Mutual Insurance Company acquired approximately 4.9% of our outstanding shares of common stock. Before commencing our subsequent stock repurchase program, we obtained the approval of the New York Superintendent of Insurance to conduct the program, in view of the fact that the contemplated share repurchases would cause State Farm’s percentage ownership to increase above the 5% threshold described in the preceding paragraph. Under the terms of this approval, State Farm’s ownership of our issued and outstanding common stock may increase to 6% as a result of any such repurchase program without further approval from the New York Superintendent of Insurance.

      The insurance laws and regulations of the State of New York, the jurisdiction in which our principal insurance subsidiary, Phoenix Life, is organized, may delay or impede a business combination involving us. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of us, and thus indirect control of Phoenix Life, without the prior approval of the New York Superintendent of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock, unless the New York Superintendent of Insurance, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired such control, if the New York Superintendent of Insurance determines that such persons, directly or indirectly, exercise a controlling influence over our management and policies. Therefore, any person seeking to acquire a controlling interest in us would face regulatory obstacles that may delay, deter or prevent an acquisition that stockholders might consider in their best interests.

      The insurance holding company and other insurance laws of many states other than New York also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of insurance holding companies, including us. The Connecticut, Ohio and Pennsylvania insurance holding company laws, which we expect to be applicable to us, prohibit a person, without prior insurance regulatory approval, from acquiring direct or indirect control of an insurer incorporated in these respective jurisdictions, including those that are direct or indirect subsidiaries of a parent holding company.

Delaware General Corporation Law

      As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, unless we elect in our amended and restated certificate of incorporation not to be governed by the provisions of Section 203. We have not made that election. Section 203 can affect the ability of an “interested stockholder” to engage in certain business combinations with us, including mergers, consolidations or acquisitions of additional shares of The Phoenix Companies, Inc., for a period of three years following the time that the stockholder becomes an “interested stockholder.” An interested stockholder is defined to mean any person owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which:

(1)	the business combination or transaction which results in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the stockholder becomes an interested stockholder; or

(2)	the interested stockholder, upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

Stockholder Rights Plan

      Our board of directors adopted a stockholder rights plan under which each outstanding share of our common stock issued between June 19, 2001 and the distribution date (as described below) is coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of our common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are set forth in a rights agreement, or the Rights Agreement, between us and EquiServe Trust Company, N.A., as rights agent. Although the material provisions of the Rights Agreement have been accurately summarized, the statements below concerning the Rights Agreement are not necessarily complete, and in each instance reference is made to the form of Rights Agreement itself, a copy of which has been incorporated by reference to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference. See “Where You Can Find More Information” for information on how to obtain a copy of the Rights Agreement.

      Stockholder rights are not exercisable until the distribution date and will expire at the close of business on June 19, 2011, unless earlier redeemed or exchanged by us. Unless an acquisition or offer has been previously approved by our board of directors, a distribution date would occur upon the earlier of:

•	the tenth day after the first public announcement or communication to us that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 15% or more of our outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

•	the tenth business day after the commencement of, or the announcement of the intention to commence, a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

      If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, a reduction in purchase price, property or other securities of The Phoenix Companies, Inc.) having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

      If, at any time after a public announcement has been made or we have received notice that a person has become an acquiring person:

•	we are acquired in a merger or other business combination; or

•	50% or more of our assets, cash flow or earning power is sold or transferred,

each holder of a stockholder right (except rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

      The purchase price payable, the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock or other Securities or property issuable upon exercise of stockholder rights, and the number of stock rights outstanding are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

      At any time until the earlier of:

      •      the stock acquisition time; and

      •      the final expiration date of the Rights Agreement,

we may redeem all the stockholder rights at a price of $.01 per right. At any time after a person has become an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding shares of our common stock, we may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges) per right.

      The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire us or other coercive takeover tactics that, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such a takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

DESCRIPTION OF DEPOSITARY SHARES

General Terms

      We may elect to offer depositary shares representing receipts for fractional interests in debt securities or preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of preferred stock, as the case may be.

      We will deposit the debt securities or shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of preferred stock represented by the depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

      The following description of the terms of the deposit agreement is a summary. It summarizes only those terms of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the deposit agreement.

Interest, Dividends and Other Distributions

      The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

      In the event of a payment of interest or distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

      If we redeem a series of debt securities or preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of preferred stock, as the case may be, payable in relation to the redeemed series of debt securities or preferred stock. Whenever we redeem debt securities or shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities or shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Voting the Preferred Stock or Exercise of Rights under the Indentures

      Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of debentures, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to vote the amount of the preferred stock represented by that holder’s depositary shares or how to give instructions or directions with respect to the debentures represented by that holder’s depository shares. The record date for the depositary shares will be the same date as the record date for the preferred stock or debentures, as the case may be. The depositary will endeavor, to the extent practicable, to vote the amount of the preferred stock, or to give instructions or directions with respect to the debentures, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action that the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock or giving instructions or directions with respect to the debentures, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

      We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

      The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the preferred stock, including in connection with our liquidation, dissolution or winding up, or a complete repayment or redemption of the debentures and the distribution, repayment or redemption proceeds, as the case may be, have been distributed to you.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock or debentures, as the case may be, and issuance of depositary receipts, all withdrawals of shares of preferred stock or debentures, as the case may be, by you and any repayment or redemption of the preferred stock or debentures, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

      The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debentures or preferred stock, as the case may be.

      Neither we nor the depositary will be liable under the deposit agreement to you other than for the depositary’s gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debentures or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debentures or shares of preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

      We may issue warrants, including warrants to purchase debt securities, preferred stock or common stock. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.

      The following description of the terms of the warrants is a summary. It summarizes only those terms of the warrants and the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. Forms of these documents are filed as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Debt Warrants

      We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:

•	the title of the debt warrants;

•	the debt securities for which the debt warrants are exercisable;

•	the aggregate number of the debt warrants;

•	the principal amount of debt securities that you may purchase upon exercise of each debt warrant, and the price or prices at which we will issue the debt warrants;

•	the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities issued with the debt warrants, and the number of debt warrants issued with each debt security;

•	the date, if any, from which you may separately transfer the debt warrants and the related securities;

•	the date on which your right to exercise the debt warrants commences, and the date on which your right expires;

•	the maximum or minimum number of the debt warrants which you may exercise at any time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	any other terms of the debt warrants and terms, procedures and limitations relating to your exercise of the debt warrants; and

•	the terms of the securities you may purchase upon exercise of the debt warrants.

      We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.

Other Warrants

      We may issue other warrants. We will describe in the applicable prospectus supplement the following terms of those warrants:

•	the title of the warrants;

•	the securities, which may include preferred stock or common stock, for which you may exercise the warrants;

•	the aggregate number of the warrants;

•	the number of securities that you may purchase upon exercise of each warrant, and the price or prices at which we will issue the warrants;

•	the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

•	the date, if any, from which you may separately transfer the warrants and the related securities;

•	the date on which your right to exercise the warrants commences, and the date on which your right expires;

•	the maximum or minimum number of the warrants which you may exercise at any time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	any other terms of the warrants and terms, procedures and limitations relating to your exercise of the warrants; and

•	the designation and terms of the common stock, preferred stock or other securities you may purchase upon exercise of the warrants.

      We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock, common stock or other securities purchasable upon that exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or other securities purchasable upon the exercise.

Exercise of Warrants

      We will describe in the applicable prospectus supplement the principal amount or the number of our securities that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the applicable prospectus supplement at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

      We will forward the securities purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specific number of shares of common stock or preferred stock, or other property, at a future date or dates. The price per share of preferred stock or common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue stock purchase contracts separately or as a part of units each consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing your obligations to purchase the preferred stock or the common stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner. We will describe in the applicable prospectus supplement the terms of any stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

      We may sell the securities offered by this prospectus through agents, underwriters or dealers, or directly to purchasers.

      Agents whom we designate may solicit offers to purchase the securities.

•	We will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

•	Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of 1933, as amended, of any of the securities that they offer or sell.

      We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement to sell the securities.

      We may use a dealer to sell the securities.

•	If we use a dealer, we, as principal, will sell the securities to the dealer.

•	The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

      We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.

      We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

      We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

      We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the applicable prospectus supplement.

•	We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed delivery contracts will be entitled to receive.

LEGAL OPINIONS

      Unless we state otherwise in the applicable prospectus supplement, the validity of any securities offered by us under this prospectus will be passed upon for us by Debevoise & Plimpton, New York, New York. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

      The consolidated financial statements and financial statement schedule of The Phoenix Companies, Inc. and subsidiaries as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 incorporated by reference in this prospectus and in the registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein and in the registration statement in reliance upon the authority of said firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. This information may be inspected and copied at, or obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC’s reporting requirements. (This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to the SEC’s website. The information on the SEC’s website, which might be accessible through a hyperlink resulting from this URL, is not and is not intended to be part of this prospectus and is not incorporated into this prospectus by reference.)

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above and may also be inspected at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

      The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2001;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2002;

•	Our Current Report on Form 8-K filed on January 15, 2002; our Current Report on Form 8-K filed on February 15, 2002; our two Current Reports on Form 8-K filed on March 26, 2002; our Current Report on Form 8-K filed on August 12, 2002 (other than the information disclosed under Item 9 thereof); our Current Report on Form 8-K filed on August 13, 2002 (other than the information disclosed under Item 9 thereof); our Current Report on Form 8-K filed on October 9, 2002; and our Current Report on Form 8-K filed on November 8, 2002 (other than the information disclosed under Item 9 thereof); and

•	all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus.

      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to The Phoenix Companies, Inc., One American Row, Hartford, Connecticut 06102-5056, Attention: Secretary (telephone: 860-403-5000).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The following table sets forth those expenses to be incurred by The Phoenix Companies, Inc. in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission filing fee, all amounts shown are estimates.

Securities and Exchange Commission filing fee	$69,000
Fees and expenses of trustee	7,000
Printing and engraving expenses	50,000
Accountant’s fees and expenses	150,000
Legal fees and expenses	275,000
Miscellaneous expenses	10,000

Total	$561,000

Item 15.     Indemnification of Directors and Officers.

      Our directors and officers may be indemnified against liabilities, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law, our amended and restated certificate of incorporation and our bylaws. Such indemnification covers all costs and expenses incurred by a director or officer in his or her capacity as such. The board of directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the board of directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Delaware General Corporation Law and our amended and restated certificate of incorporation may, under certain circumstances, eliminate the liability of directors and officers in a stockholder or derivative proceeding.

      If the person involved is not a director or officer of The Phoenix Companies, Inc., the board of directors may cause us to indemnify, to the same extent allowed for our directors and officers, such person who was or is a party to a proceeding by reason of the fact that he or she is or was our employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

      We have policies in force and effect that insure our directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such directors and officers in the discharge of their duties, individually or collectively, or as a result of any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

      The underwriters or agents on whose behalf the agreements listed as Exhibits 1.1 through 1.5 to this registration statement will be executed will agree in those agreements to indemnify directors and officers of The Phoenix Companies, Inc. and persons controlling The Phoenix Companies, Inc., within the meaning of the Securities Act of 1933, as amended, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter or agent.

Item 16.     Exhibits.

Exhibit
No.	Description

1.1	Form of Underwriting Agreement (Common Stock and Preferred Stock of The Phoenix Companies, Inc.).*
1.2	Form of Underwriting Agreement (Debt Securities of The Phoenix Companies, Inc.).*
1.3	Form of Underwriting Agreement (Stock Purchase Contracts of The Phoenix Companies, Inc.).*
1.4	Form of Underwriting Agreement (Stock Purchase Units of The Phoenix Companies, Inc.).*
1.5	Form of Underwriting Agreement (Warrants of The Phoenix Companies, Inc.).*
2.1	Plan of Reorganization (incorporated by reference to Exhibit 2.1 to the Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-55268), filed February 9, 2001, as amended).
4.1	Amended and Restated Certificate of Incorporation of The Phoenix Companies, Inc. (incorporated by reference to Exhibit 3.1 to The Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-73896), filed November 21, 2001, as amended).
4.2	By-Laws of The Phoenix Companies, Inc. (incorporated by reference to Exhibit 3.2 to the Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-73896), filed November 21, 2001, as amended).
4.3	Form of Indenture relating to Senior Debt Securities, between The Phoenix Companies, Inc. and SunTrust Bank as trustee.*
4.4	Form of Indenture relating to Subordinated Debt Securities, between The Phoenix Companies, Inc. and SunTrust Bank as trustee.*
4.5	Form of Senior Debt Securities (included in Exhibit 4.3 hereto).
4.6	Form of Subordinated Debt Securities (included in Exhibit 4.4 hereto).
4.7	Form of Deposit Agreement.*
4.8	Form of Depositary Receipt.*
4.9	Stockholder Rights Agreement, dated as of June 19, 2001, between The Phoenix Companies, Inc. and Equiserve Trust Company, N.A. as Rights Agent (incorporated by reference to Exhibit 10.24 to The Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-73896), filed November 21, 2001, as amended).
4.10	Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of The Phoenix Companies, Inc. (attached as Exhibit A to the Stockholder Rights Agreement filed as Exhibit 4.9 hereto).
4.11	Form of Right Certificate (attached as Exhibit B to the Stockholder Rights Agreement filed as Exhibit 4.9 hereto).
4.12	Form of Warrant Agreement, including form of Warrant.*
4.13	Form of Purchase Contract Agreement.*
4.14	Form of Pledge Agreement.*
4.15	Form of Share Certificate for Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to The Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-55268), filed February 9, 2001, as amended).
4.16	Standstill Agreement, dated May 18, 2001, between The Phoenix Companies, Inc. and State Farm Mutual Insurance Company (incorporated by reference to Exhibit 4.2 to The Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-55268), filed February 9, 2001, as amended).

Exhibit
No.	Description

4.17	Shareholder’s Agreement, dated as of June 19, 2001, between The Phoenix Companies, Inc. and State Farm Mutual Insurance Company (incorporated by reference to Exhibit 10.56 to The Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-73896), filed November 21, 2001, as amended).
5.1	Opinion of Debevoise & Plimpton.*
12.1	Statement Re: Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Debevoise & Plimpton (included in Exhibit 5.1 hereto).
24.1	Powers of Attorney.
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of SunTrust Bank, as Trustee for the Senior Indenture.*
25.2	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of SunTrust Bank as Trustee for the Subordinated Indenture.*

*	To be filed by amendment or as an exhibit to a report on Form 8-K pursuant to Item 601 of Regulation S-K.

Item 17.     Undertakings.

      (a)     Rule 415 Offering.

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by such registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)     Filings Incorporating Subsequent Exchange Act Documents by Reference.

      The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)     Acceleration of Effectiveness.

      Insofar as indemnifications for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person, if any, of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d)     Rule 430A Offering.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e)     Qualification of Trust Indentures under the Trust Indenture Act of 1939 for Delayed Offerings.

      The undersigned registrant hereby undertakes to file an application for the purpose of determining eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, The Phoenix Companies, Inc. (i) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and (ii) has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartford, Connecticut, on this 3rd day of December, 2002.

THE PHOENIX COMPANIES, INC.

By:	/s/ DONA D. YOUNG

Name: Dona D. Young
Title: President and Chief Operating Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT W. FIONDELLA Robert W. Fiondella	Chairman of the Board of Directors and Chief Executive Officer	December 3, 2002

/s/ DONA D. YOUNG Dona D. Young	President and Chief Operating Officer	December 3, 2002

/s/ COLEMAN D. ROSS Coleman D. Ross	Executive Vice President and Chief Financial Officer	December 3, 2002

* Sal H. Alfiero	Director	December 3, 2002

* J. Carter Bacot	Director	December 3, 2002

* Peter C. Browning	Director	December 3, 2002

* Arthur P. Byrne	Director	December 3, 2002

* Sanford Cloud, Jr.	Director	December 3, 2002

* Richard N. Cooper	Director	December 3, 2002

Signature		Title	Date

* Gordon J. Davis		Director	December 3, 2002

* Ann Maynard Gray		Director	December 3, 2002

* John E. Haire		Director	December 3, 2002

* Jerry J. Jasinowski		Director	December 3, 2002

* Thomas S. Johnson		Director	December 3, 2002

* John W. Johnstone, Jr.		Director	December 3, 2002

* Marilyn E. LaMarche		Director	December 3, 2002

* Robert F. Vizza		Director	December 3, 2002

* Robert G. Wilson		Director	December 3, 2002

*By:	/s/ TRACY L. RICH Tracy L. Rich, Attorney-in-Fact		December 3, 2002

EXHIBIT INDEX

Exhibit
No.	Description

1.1	Form of Underwriting Agreement (Common Stock and Preferred Stock of The Phoenix Companies, Inc.).*
1.2	Form of Underwriting Agreement (Debt Securities of The Phoenix Companies, Inc.).*
1.3	Form of Underwriting Agreement (Stock Purchase Contracts of The Phoenix Companies, Inc.).*
1.4	Form of Underwriting Agreement (Stock Purchase Units of The Phoenix Companies, Inc.).*
1.5	Form of Underwriting Agreement (Warrants of The Phoenix Companies, Inc.).*
2.1	Plan of Reorganization (incorporated by reference to Exhibit 2.1 to the Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-55268), filed February 9, 2001, as amended).
4.1	Amended and Restated Certificate of Incorporation of The Phoenix Companies, Inc. (incorporated by reference to Exhibit 3.1 to The Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-73896), filed November 21, 2001, as amended).
4.2	By-Laws of The Phoenix Companies, Inc. (incorporated by reference to Exhibit 3.2 to the Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-73896), filed November 21, 2001, as amended).
4.3	Form of Indenture relating to Senior Debt Securities, between The Phoenix Companies, Inc. and SunTrust Bank as trustee.*
4.4	Form of Indenture relating to Subordinated Debt Securities, between The Phoenix Companies, Inc. and SunTrust Bank as trustee.*
4.5	Form of Senior Debt Securities (included in Exhibit 4.3 hereto).
4.6	Form of Subordinated Debt Securities (included in Exhibit 4.4 hereto).
4.7	Form of Deposit Agreement.*
4.8	Form of Depositary Receipt.*
4.9	Stockholder Rights Agreement, dated as of June 19, 2001, between The Phoenix Companies, Inc. and Equiserve Trust Company, N.A. as Rights Agent (incorporated by reference to Exhibit 10.24 to The Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-73896), filed November 21, 2001, as amended).
4.10	Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of The Phoenix Companies, Inc. (attached as Exhibit A to the Stockholder Rights Agreement filed as Exhibit 4.9 hereto).
4.11	Form of Right Certificate (attached as Exhibit B to the Stockholder Rights Agreement filed as Exhibit 4.9 hereto).
4.12	Form of Warrant Agreement, including form of Warrant.*
4.13	Form of Purchase Contract Agreement.*
4.14	Form of Pledge Agreement.*
4.15	Form of Share Certificate for Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to The Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-55268), filed February 9, 2001, as amended).
4.16	Standstill Agreement, dated May 18, 2001, between The Phoenix Companies, Inc. and State Farm Mutual Insurance Company (incorporated by reference to Exhibit 4.2 to The Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-55268), filed February 9, 2001, as amended).

Exhibit
No.	Description

4.17	Shareholder’s Agreement, dated as of June 19, 2001, between The Phoenix Companies, Inc. and State Farm Mutual Insurance Company (incorporated by reference to Exhibit 10.56 to The Phoenix Companies, Inc. Registration Statement on Form S-1 (Registration No. 333-73896), filed November 21, 2001, as amended).
5.1	Opinion of Debevoise & Plimpton.*
12.1	Statement Re: Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Debevoise & Plimpton (included in Exhibit 5.1 hereto).
24.1	Powers of Attorney.
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of SunTrust Bank, as Trustee for the Senior Indenture.*
25.2	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of SunTrust Bank as Trustee for the Subordinated Indenture.*

*	To be filed by amendment or as an exhibit to a report on Form 8-K pursuant to Item 601 of Regulation S-K.